UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 26, 2004

Moscow CableCom Corp.
 (Exact Name of Registrant as Specified in Charter)

Delaware	0-1460	06-0659863
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, Suite 1203 New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)

(212) 826-8942
(Registrant's telephone number, including area code)

Item 1.01.       Entry into a Material Definitive Agreement.

On August 26, 2004, Moscow CableCom Corp. signed definitive agreements with the private global investment group Columbus Nova Capital, pursuant to which Columbus Nova will provide the Company with a $51 million financing package, which is expected to provide the Company with funds that it believes will be sufficient to allow the Company's wholly-owned subsidiary, COMCOR-TV ("CCTV") to expand CCTV's network to up to 1,000,000 homes passed within three years from the closing of the proposed transaction. CCTV has a long-term strategic agreement to use the fiber-optic transportation network of Moscow Telecommunications Corp. ("COMCOR"), a significant shareholder of the Company, which is partially owned by the City of Moscow.

The Columbus Nova financing will be divided into an equity component and a debt component.  Pursuant to a Series B Convertible Preferred Stock Subscription Agreement dated August 26, 2004, the equity component will consist of an investment of $22.5 million in a newly created class of Series B Convertible Preferred Stock (the "Preferred Stock") at $5.00 per share, which would give Columbus Nova an ownership interest of approximately 34% at the closing of the transaction.

Pursuant to a Facility Agreement dated August 26, 2004, the debt component will consist of a $28.5 million term debt financing for a five-year period bearing interest of 12.6757% per annum or as adjusted to factor in lower amounts of the unused portion of the overall facility with interest and principal due at maturity.  $18.5 million of the term debt facility will be drawn at the closing and hte remaining portion will be available during the term of the loan. The debt financing also requires the payment of a 2.5% arrangement fee, and an annual agency fee of $150,000.

The debt financing also includes a $4 million bridge loan, $2 million of which is expected to be drawn within one week of the signing with additional $1 million drawdowns on each of October 1, 2004 and November 1, 2004 to allow CCTV to continue with its construction plans for the build-out of its access network and to provide capital for expanded sales and marketing.  The bridge loan is expected to be repaid with proceeds of the initial drawdown of the Facility Agreement.

The Preferred Stock will have voting and other rights identical to the Company's Common Stock, with the exception of having a liquidation preference for a period of four years, and it will be convertible into the Common Stock on a share for share basis.  As part of the transaction, Columbus Nova will also receive five-year warrants to acquire an additional 8,283,000 shares of the Preferred Stock for $5.00 per share, bringing its potential ownership to approximately 55% on a fully diluted basis.

The transactions contemplated by the Subscription Agreement and the Facility Agreement are expected to close by December 2004 following the approval of the transaction by the Company's shareholders. Pursuant to the agreement with Columbus Nova, shareholders of the Company holding more than 50% of the Company's outstanding Common Stock, including COMCOR, which owns approximately 48% of the Company's outstanding Common Stock, Oliver Grace, the Company's Chairman, President and Chief Executive Officer, and Francis E. Baker, a Director and the Company's Secretary, have granted their irrevocable proxies to vote in favor of the transaction.

Pursuant to the Subscription Agreement, the Company will appoint upon closing a team of experienced professionals selected by Columbus Nova with extensive experience in operating cable systems worldwide to join the senior management team of the Company.  Warren Mobley, who has experience managing cable systems in the U.S., Canada, Germany, Hong Kong and Poland, will be named as the Company's Chief Executive Officer, and Donald Miller-Jones, who has senior financial management experience at several multinational media companies, will join the Company as its Chief Financial Officer.

Also upon the closing of the transaction, the Company's Board of Directors will be expanded from the present seven members to eleven members. New Board members to be added include Andrew Intrater and Ivan Isakov, both of Columbus Nova, Warren Mobley and David R. Van Valkenburg. Current Board members Francis E. Baker, Thomas McPartland and Louis A. Lubrano will resign effective as of the closing of the transaction. Additional changes to the composition of the Board have not been announced.

In connection with the Company's financing agreement with Columbus Nova, COMCOR and Columbus Nova also entered into a shareholders agreement under which the parties agreed to a) use their best efforts to vote for each other's nominees to the Board of Directors, with Columbus Nova initially naming six nominees and COMCOR naming three nominees to the eleven person Board; b) agree to restrictions on the sale or transfer of their shares of Company stock, and to grant tag along rights in the event of sales of such securities; c) take actions necessary to cause the Company to acquire for debt or equity all the shares of common stock of Institute for Automated Systems ("IAS") that are directly or indirectly held by COMCOR or its affiliates; d) enter into new contracts with certain Company and CCTV executives and create an option pool of up to 5% of the Company's voting securities; and e) prior to the Closing, restructure the existing network access agreement between CCTV and COMCOR.

Item 2.06.  Material Impairments.

In connection with the transactions described in Item 1.01 hereto, the Company expects to record a non-cash charge of an estimated $38 million relating to the beneficial conversion feature of the Preferred Stock and warrants to be issued to Columbus Nova as a result of the purchase price for these Common Stock equivalents being below the current market value of the Common Stock.  In addition, the "in-the-money" value of approximately $3.5 million relating to the stock options to be issued to the new management team is expected to be recognized as an expense over a three-year period to coincide with the vesting provisions of the options.

Item 8.01.  Other Events.

On August 30, 2004, the Company issued a press release describing the matters disclosed in Items 1.01 and 2.06 above and press release is field as Exhibit 99.4 to the Report.

Item 9.01.       Financial Statements and Exhibits.

(c)     Exhibits

The exhibits listed below are being furnished with this Form 8-K.

Exhibit Number	Description
99.1	Series B Convertible Preferred Stock Subscription Agreement dated August 26, 2004 by and between Moscow CableCom Corp. and Columbus Nova Investments VIII Ltd.
99.2	Working Capital Bridge Facility Agreement dated August 26, 2004 by and between Moscow CableCom Corp. and ZAO ComCor-TV and Amatola Enterprises Limited.
99.3	Facility Agreement dated August 26, 2004 by and between Moscow CableCom Corp. and ZAO ComCor-TV and Amatola Enterprises Limited.
99.4	Press Release dated August 30, 2004

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSCOW CABLECOM CORP.
(Registrant)

/s/ Andrew M. O'Shea

Name: Andrew M. O'Shea
Title:  Chief Financial Officer

Date:  August 31, 2004